Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS SECOND QUARTER FINANCIAL RESULTS

Net product sales increased 54% over second quarter 2006 to $167 million

San Diego, CA — July 23, 2007 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended June 30, 2007.  The Company reported total revenue of $197.0 million for the second quarter, including net product sales of $167.3 million.  Net loss for the quarter ended June 30, 2007 was $45.0 million, or $0.34 per share.  At June 30, 2007, the Company held cash, cash equivalents and short-term investments of approximately $1.1 billion.

“BYETTA and SYMLIN showed strong performance, demonstrating the value that these first-in-class diabetes medicines provide to patients and healthcare providers,” said Daniel M. Bradbury, President and Chief Executive Officer of Amylin Pharmaceuticals.  “We have made important progress in our exenatide LAR development program and the construction at our Ohio manufacturing facility remains on track.  This solid execution across our organization positions us well for future sustainable growth.”

Quarter ended June 30, 2007

Net product sales of $167.3 million for the second quarter include $152.1 million for BYETTA® (exenatide) injection and $15.2 million for SYMLIN® (pramlintide acetate) injection.  This compares to net product sales of $108.8 million, consisting of $98.6 million for BYETTA and $10.2 million for SYMLIN for the same period in 2006. Cost of goods sold was $14.4 million for the quarter ended June 30, 2007, compared to $14.7 million for the same period in 2006.

Revenues under collaborative agreements were $29.6 million for the quarter ended June 30, 2007, compared to $9.4 million for the same period in 2006.  The increase reflects $15 million in milestones, primarily earned upon Eli Lilly and Company’s launch of BYETTA in the European Union during the second quarter of 2007.

Selling, general and administrative expenses increased to $93.1 million for the quarter ended June 30, 2007, compared to $63.5 million for the same period in 2006.  The increase reflects expenses associated with the Company’s expanded field force, increased promotional expenses for BYETTA and SYMLIN and increased business infrastructure to support the Company’s growth.

Research and development expenses increased to $71.7 million for the quarter ended June 30, 2007, compared to $50.4 million for the same period in 2006.  The increase reflects expenses associated with the Company’s obesity programs, including a development milestone associated with leptin, and increased development expenses for exenatide long-acting release (LAR).

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $70.4 million for the quarter ended June 30, 2007, compared to $43.4 million for the same period in 2006.

Net loss for the quarter ended June 30, 2007 was $45.0 million, or $0.34 per share, compared to $46.4 million, or $0.38 per share, for the same period in 2006.

Second quarter highlights

Highlights of Amylin’s second quarter include:

•                  Strengthened financial position by completing offering of convertible senior notes in June, generating net proceeds of approximately $559 million to support our marketed products, expand the manufacturing facility in Ohio, and advance the Company’s many opportunities for future growth.

•                  Successful scientific presentations and educational events at American Diabetes Association’s annual meeting well received by leaders in the diabetes community.

•                  Expanded planned investment in the manufacturing facility for exenatide LAR in West Chester, Ohio, with strong support from the state and local communities.

Six months ended June 30, 2007

Total revenues for the six months ended June 30, 2007 were $368.9 million.  This includes net product sales of $329.3 million, including $298.6 million for BYETTA and $30.7 million for SYMLIN.  This compares to net product sales of $200.5 million, consisting of $166.8 million for BYETTA and $17.9 million for SYMLIN for the same period in 2006.  Cost of goods sold was $29.6 million for the six months ended June 30, 2007, compared to $24.4 million for the same period in 2006.

Revenues under collaborative agreements were $39.6 million for the six months ended June 30, 2007, compared to $15.8 million for the same period in 2006.  The increase reflects $15 million in milestones associated primarily with the launch of BYETTA in the European Union and higher cost-sharing payments to equalize development expenses for BYETTA and exenatide LAR.

Selling, general and administrative expenses increased to $180.9 million for the six months ended June 30, 2007, from $123.4 million for the same period in 2006.  The increase reflects costs associated with the Company’s expanded sales force, increased promotional expenses for BYETTA and SYMLIN and increased business infrastructure to support the Company’s growth.

Research and development expenses increased to $131.3 million for the six months ended June 30, 2007, from $102.2 million for the same period in 2006.  The increase reflects costs associated with the development of exenatide LAR, and costs associated with the Company’s obesity programs, including a development milestone associated with leptin.

Collaborative profit sharing was $137.3 million for the six months ended June 30, 2007, compared to $73.4 million for the same period in 2006.

Net loss was $94.4 million, or $0.72 per share for the six months ended June 30, 2007, compared to $114.3 million, or $0.97 per share, for the same period in 2006.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m. PT.  The call will be webcast live through Amylin’s corporate website, www.amylin.com, and a recording will be made available following the close of the call.

Daniel M. Bradbury, Amylin’s President and Chief Executive Officer will lead the call.  During the call, the Company plans to provide further details underlying its second quarter financial results, and information regarding assumptions for the remainder of 2007 operations.  For those without access to the Internet, the live call may be accessed by phone by calling (800) 561-2693 (domestic) or (617) 614-3523 (international), passcode 23581339.  A replay of the call will also be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 98270256.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is located in San Diego, California with over 1,700 employees nationwide. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that our clinical trials will not be completed when planned or may not replicate previous results; risks that our preclinical studies may not be predictive; risks that the FDA may not approve the Company’s sNDAs or product candidates; risks that we may not be able to complete our manufacturing facility on a timely basis; and other risks inherent in the drug development and commercialization process.  Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN.  These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q.  Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

(unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Net product sales	$167,337	$108,787	$329,340	$184,659
Revenues under collaborative agreements	29,616	9,362	39,591	15,836
Total revenues	196,953	118,149	368,931	200,495

Costs and expenses:
Cost of goods sold	14,362	14,685	29,572	24,429
Selling, general and administrative	93,121	63,488	180,908	123,351
Research and development	71,691	50,409	131,255	102,183
Collaborative profit sharing	70,355	43,386	137,302	73,356
Total costs and expenses	249,529	171,968	479,037	323,319

Operating loss	(52,576)	(53,819)	(110,106)	(122,824)

Interest income (expense), net	7,553	7,425	15,669	8,529

Net loss	$(45,023)	$(46,394)	$(94,437)	$(114,295)

Net loss per share - basic and diluted	$(0.34)	$(0.38)	$(0.72)	$(0.97)

Shares used in computing net loss per share - basic and diluted	131,774	122,675	131,416	117,293

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2007	2006
Assets
Cash, cash equivalents and short-term investments	$1,140,571	$767,331
Accounts receivable, net	54,280	58,089
Inventories, net	78,176	59,299
Other current assets	33,507	22,098
Property and equipment, net	271,937	146,779
Other assets	35,023	6,790
Total assets	$1,613,494	$1,060,386

Liabilities and stockholders’ equity
Current liabilities	$212,993	$203,887
Other liabilities, net of current portion	25,470	21,208
Convertible senior notes	775,000	200,000
Stockholders’ equity	600,031	635,291
Total liabilities and stockholders’ equity	$1,613,494	$1,060,386

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CONTACT:

Mark Foletta

Senior Vice President, Finance and Chief Financial Officer

Amylin Pharmaceuticals, Inc.

+1-858-552-2200

www.amylin.com